STOCK PURCHASE AGREEMENT

Stock Purchase Agreement dated as of February 26, 2012 (this "Agreement"), by and among Motorola Solutions, Inc. (the "Acquiror"), Carl C. Icahn and each of his affiliates listed on Schedule 1 attached hereto (collectively "Icahn"). The parties hereby agree as follows:

1. Simultaneously with the execution and delivery of this Agreement, the Acquiror irrevocably purchases from Icahn and Icahn irrevocably sells to the Acquiror (subject to receipt of the payment provided herein) 23,739,362 common shares, par value $0.01 per share ("Shares"), of the Acquiror free and clear of all Encumbrances at $49.15 per Share in cash for aggregate cash consideration of $1,166,789,642.30. Such Shares to be purchased from Icahn shall be allocated amongst the individual Icahn sellers in accordance with Schedule 1. Icahn reserves the right to specifically identify which shares of Acquiror common stock shall constitute the Shares being sold to the Acquiror pursuant to this Agreement. The Acquiror and Icahn shall cause such transaction to settle no later than March 1, 2012 ("Settlement Date"). Icahn shall deliver such Shares as directed by the Acquiror (via DTC book entry transfer, by delivering stock certificates or through a combination of the foregoing) immediately following confirmation of receipt of a wire transfer, to the accounts set forth on
Schedule  2,  of  the  purchase  price  set  forth  above.

2. Each party shall execute such other documents and take such other actions as are reasonably requested by another party hereto to carry out the provisions hereof and the transactions contemplated hereby. Each party acknowledges that the other parties are obligated to disclose and file a copy of this Agreement pursuant to U.S. securities laws and agrees that nothing in this Agreement shall restrict the parties' ability to make such disclosures or filings.

3. Each party has conducted its own investigation with respect to the Shares, acknowledges that the other parties may be in possession of material, nonpublic information regarding the Acquiror and agrees that no other party shall have any obligation to disclose such information to such party.

4. Representations and Warranties of Icahn. Icahn hereby represents and warrants to the Acquiror that:

(a) Icahn has the full right, power and authority to enter into and perform their respective obligations under this Agreement. All action on the part of Icahn necessary for the execution of this Agreement and the performance of Icahn's obligations hereunder has been taken or will be taken prior to the Settlement Date. This Agreement constitutes the valid and binding obligation of Icahn, enforceable against Icahn in accordance with its terms.

(b) Icahn has good, valid and marketable title to all of the Shares, free and clear of any and all Encumbrances. Icahn has the sole right to dispose or direct the disposition of the Shares. "Encumbrance" shall mean any security interest, claim, pledge, lien, charge, voting agreement, proxy, mortgage, conditional sale agreement, title retention agreement, option, adverse claim of ownership or use, any restriction on ownership, use, voting or transfer, or any other encumbrance of any kind, character or description whatsoever.

(c) Icahn is not as of the date hereof, and will not become, a party to any agreement, arrangement or understanding with any Person which could result in the Acquiror having any obligation or liability for any brokerage fees, commissions, underwriting discounts or other similar fees or expenses relating to the transactions contemplated by this Agreement. "Person" shall mean any individual, corporation, company, association, partnership, limited liability company, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

5. Representations and Warranties of the Acquiror. The Acquiror hereby represents and warrants to Icahn that:

(a) The Acquiror has the full right, power and authority to enter into and perform its obligations under this Agreement. All action on the part of the Acquiror necessary for the execution of this Agreement and the performance of its obligations hereunder has been taken or will be taken prior to the Settlement Date. This Agreement constitutes the valid and binding obligation of the Acquiror, enforceable against the Acquiror in accordance with its terms.

(b) The Acquiror is not as of the date hereof, and will not become, a party to any agreement, arrangement or understanding with any Person which could result in Icahn having any obligation or liability for any brokerage fees, commissions, underwriting discounts or other similar fees or expenses relating to the transactions contemplated by this Agreement.

6. The parties agree that as a condition to Acquiror's performance of its obligations under this Agreement, effective as of the Settlement Date, Icahn shall cause Vincent J. Intrieri, a director of Icahn Enterprises G.P. Inc. (the general partner of Icahn Enterprises L.P) ("Intrieri"), to resign from the Acquiror's board of directors.

7. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery or other federal or state courts of the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity. Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transaction contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or stat courts of the State of Delaware, and each or the parties irrevocably waives the right to trial by jury,
(d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief, and
(e) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such parties' principal place of business or as otherwise provided by applicable law. This Agreement shall be governed in all respects, including without limitation validity, interpretation and effect, by the laws of the State of Delaware applicable to contracts executed and to be performed wholly within such state without giving effect to the choice of law principles of such state.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date set forth above.

                                       ICAHN:


                                       /s/ Carl C. Icahn
                                       ---------------------------------------
                                       Carl  C.  Icahn,  on  behalf of himself
                                       and each of the following entities:

                                       High River Limited Partnership
                                       Icahn Partners LP.
                                       Icahn Partners Master Fund LP
                                       Icahn Partners Master Fund II L.P.
                                       Icahn Partners Master Fund III L.P.



                                       ACQUIROR:

                                       MOTOROLA SOLUTIONS, INC., a Delaware
                                       corporation


                                       By:  /s/ Edward Fitzpatrick
                                            ----------------------------------
                                             Name:  Edward Fitzpatrick
                                             Title: Executive Vice President and
                                                    Chief Financial Officer

                                   SCHEDULE 1


SELLING PARTY                         NUMBER OF SHARES         CONSIDERATION
-------------                         ----------------         -------------
High River Limited Partnership            4,747,872            $233,357,908.80

Icahn Partners LP.                        7,152,202            $351,530,728.30

Icahn Partners Master Fund LP             8,513,695            $418,448,109.25

Icahn Partners Master Fund II L.P.        2,184,392            $107,362,866.80

Icahn Partners Master Fund III L.P.       1,141,201             $56,090,029.15

                                   SCHEDULE 2
                           WIRE TRANSFER INSTRUCTIONS


                                 (SEE ATTACHED)